Exhibit 10.10(1)


December 16, 2005


Mr. James M. Papada, III
[Address Omitted]


Dear Jim:

This letter will serve as an agreement between you and Technitrol, Inc. ("TNL") regarding, among other things, what constitutes a termination of your employment at TNL and setting forth the rights and obligations of each of us upon the occurrence of such a termination. We intend that this letter constitutes a legal and binding agreement between us and we acknowledge good and valuable consideration for our joint promises in this letter. This agreement supersedes the letter between you and TNL dated July 1, 2004.

      1.    Reaffirmation of Past Agreements

      We are parties to the letter agreements dated April 16, 1999, October 18, 2000, April 23, 2001 and this letter (collectively the "Letter Agreement"), as well as the Technitrol, Inc. Supplemental Retirement Plan dated January 1, 1994, which was amended on July l, 1999 and April 20, 2001 and which was amended and restated in its entirety on January 1, 2002 (the "SERP") (the Letter Agreement and the SERP are collectively the "Related Agreements"). All terms, conditions and provisions of the Related Agreements shall continue to apply and be in full force and effect as though set forth in full in their entirety.

      2.    Termination of Employment

      Your employment with TNL shall terminate on December 31, 2010, or upon the earlier occurrence of any of the following events to be effective from and after the date of such event:

            A.    your death;

            B.    you become totally disabled;

            C.    TNL terminates your employment for "cause" (as defined below);

            D. TNL terminates your employment for any reason other than "cause" (as defined below);

            E. you terminate your employment for "good reason" (as defined below); or

            F. you terminate your employment for any reason other than "good reason", including your voluntary retirement.

      3.    Definitions

            A.    "Cause" means any of the following:

                  o (a) the occurrence of gross negligence or willful misconduct which is materially injurious to TNL and which,  if  susceptible  of cure,  is not  cured  within
                        thirty (30) days after notice to you which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the Board of Directors of TNL concludes in good faith that such event does not render you unable to effectively manage TNL or materially and adversely affect TNL's reputation or ongoing business activities; or (c) misappropriation of TNL's funds or other dishonesty which in the good faith opinion of the Board of Directors of TNL, renders you unable to effectively manage TNL or materially and adversely affects TNL's reputation or ongoing business activities; or

                  o your continued and willful refusal to carry out in all material respects a lawful written directive of the Board of Directors of TNL; provided that prior to termination for cause on this ground the Board will give you written notice of the acts or omissions alleged to constitute cause, stating them with reasonable particularity, and will give you twenty (20) days to cure such acts or omissions such that grounds for termination for cause no longer exist at the end of such twenty (20) day period.

            B.    "Change in Control" means any of the following:

                  (A) any one "person" or any "group" as defined in Section 3(a)(9) and 13(d)(3), respectively, of the Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 of the Act), directly or indirectly, of securities of TNL representing more than fifty percent (50%) of the combined voting power of TNL's then outstanding securities, or

                  (B) more than fifty percent (50%) of the assets of TNL and its subsidiaries, which are used to generate more than 50% of the earnings of TNL and its subsidiaries in any one of the last three fiscal years, are disposed of, directly or indirectly, by TNL (including stock or assets of a


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                  subsidiary(ies)) in a sale, exchange,  merger,  reorganization or similar transaction.

            C. "Disability" or "complete disability" or "total disability" shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period not less than 12 months.

            D.    "Good Reason" means:

                  o a material change in your authority, duties or responsibilities so as to be inconsistent with the role of the Chief Executive Officer of TNL as they exist on the date of this letter (unless you otherwise voluntarily agree to such change); or

                  o TNL's continued failure to perform its material obligations under the Letter Agreement which have not been cured within twenty (20) days after written notice from you setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity.

            E. "Sec. 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      4.    Effect of Termination

                  (i) Death or Retirement: Upon termination of the Letter Agreement due to your death, or your voluntary retirement after the age of 62, then (in addition to the benefits referred to in Sections 6(b) and (c) of the Letter Agreement relating to vesting of the PBRS upon death), TNL will pay you or your estate a sum equal to:

                              a. The unpaid portion of your base salary through the end of the month in which termination occurs;

                              b. any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro rated to the date of termination; and

                              c. any other ordinary course benefits to which you were entitled as an employee of TNL and/or pursuant to the Letter Agreement which were then due but unpaid at the date of your death, such as reimbursement for expenses not yet paid and incurred in accordance with TNL's policy.

                              d.    all  of the  benefits  referred  to in  this
                                    Section 4(i)  (including  those contained in
                                    Sections   6(b)   and  (c)  of  the   Letter
                                    Agreement) will be paid not later than thirty (30) days after the date of your death or retirement.

                  (ii) Total Disability: Upon termination of the Letter Agreement due to your complete disability, then (in addition to providing to you the benefits referred to in Sections 6(b) and (c) of the Letter Agreement relating to vesting of the PBRS upon disability)TNL will pay you a sum equal to:

                              a. The unpaid portion of your base salary through the end of the month in which termination is determined to have occurred;

                              b. any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination is determined to have occurred, pro rated to the date of termination;

                              c. any other ordinary course benefits to which you were entitled as an employee of TNL and/or pursuant to the Letter Agreement which were then due but unpaid at the date of your disability, such as reimbursement for expenses not yet paid and incurred in accordance with TNL's policy; and

                              d. the benefits payable under TNL's long-term disability plan.

                              e. the benefits set forth in subsections a. thru c. above and the benefits referred to in Sections 6(b) and (c) of the Letter Agreement will be paid not later than thirty
                                    (30)  days  after  the  date on  which  your
                                    complete disability is deemed to commence.

                  (iii) By TNL for Cause or by You  Without  Good  Reason:  Upon
                        termination of the Letter Agreement by TNL for Cause or by you without Good Reason, TNL will pay you, within thirty (30) days after the date of your termination, a sum equal to:

                              a. The unpaid portion of your base salary through the effective date of termination; and

                              b. any other ordinary course benefits to which you were entitled as an employee of TNL and/or pursuant to the Letter Agreement which were then due but unpaid at the date of termination, such as reimbursement for expenses not yet paid and incurred in accordance with TNL's policy.

                  (iv) By TNL Without Cause or by You for Good Reason: Upon termination of the Letter Agreement by TNL without Cause or by you for Good Reason, you will receive all of the benefits set forth in Section 8 of the Letter Agreement as though a Change in Control had occurred, with respect to any shares of restricted stock held by you on the date of such termination which have not yet vested or which are subject to additional holding period(s). In addition, TNL will pay you a sum equal to (in the case of the payments due under Section 8 of the Letter Agreement or subsections (a), (c) and (d) below, such payment shall be made in a lump sum within thirty (30) days from the date of your termination or, if necessary, in the opinion of counsel, to ensure that this Letter Agreement is in compliance with Sec. 409A, on the date that is six months after your termination of employment):

                              a. The unpaid portion of your base salary through the date of termination;

                              b. any bonus (commensurate with those paid to other executives) for the twelve month bonus period in which termination occurred, pro rated to the date of termination (without duplication with payments made pursuant to subsection d. below) and paid within 2-1/2 months after the end of the year in which your termination occurs or, if necessary, in the opinion of counsel, to ensure that this Letter Agreement is in compliance with Sec. 409A, on the date that is six months after your termination of employment;

                              c. any other ordinary course benefits to which you were entitled as an employee of TNL and/or pursuant to the Letter Agreement which were then due but unpaid at the date of termination, such as reimbursement for expenses not yet paid and incurred in accordance with TNL's policy; and

                              d.    the amount set forth in subsections 8(a) and
                                    (b) of the Letter Agreement, except that (1)
                                    such   amount   shall  not  be   payable  if
                                    termination  occurs  at  any  time  after  a
                                    Change   in   Control,   and   (2)  if  such
                                    termination  occurs at any time after August
                                    21, 2008, you will be entitled to one year's base salary (instead of two) and six months of bonus (commensurate with those paid to other executives) (instead of one year); and

                              e. health and life insurance benefits on your behalf as you were receiving them on the date of termination along with your health club membership, in each case for the applicable time period corresponding to the salary severance period (that is, one year or two years) provided in subsection d(2) above. TNL will continue to pay these expenses on your behalf when due for the period indicated in the preceding sentence. However, if it is necessary, in the opinion of counsel, to ensure that this Letter Agreement is in compliance with Sec. 409A, you may pay any or all of these expenses when due until the date that is six months after the date of your termination of employment and TNL will reimburse you for such expenses that you have paid on the date which is six months after your termination date.

                  (v)   General.

                              a. Any indemnification obligations of TNL to which you are entitled as a director, officer and employee of TNL, whether by contract or pursuant to TNL's charter or by-laws, relating to the period prior to termination, shall survive such termination but no payment relating to such obligations shall be paid to you after termination of your employment until the date which is six months after the date of your termination and shall thereafter be paid to you as and when due in accordance with applicable law and the constituent documents of TNL.

                              b. The obligations of TNL in this Section 4 (together with TNL's obligations to you under the SERP, TNL's Restricted Stock Plan (or any substitute therefor) and the "Technitrol, Inc. Retirement

                                    Plan")   shall  be  in  lieu  of  any  other
                                    damages,  compensation  or benefits to which
                                    you   might   be   entitled,   directly   or
                                    indirectly,  in connection  with the Related
                                    Agreements.

                              c. The payments due to you under this Section 4 are expressly conditioned upon the execution and delivery by you and/or your personal representatives of a valid general release, not revoked, rescinded or withdrawn, in form and content reasonably acceptable to you and TNL, pursuant to which you shall release TNL from all claims relating to your employment or otherwise, except TNL's continuing obligations under subsection 4(v) a. above.

      5.    Participation in Restricted Stock Plan

            From and after December 31, 2004, you will participate in TNL's Restricted Stock Plan (or any substitute therefor) in accordance with its terms. Your awards will be determined by the Board of Directors in the same fashion as awards are determined for other participants.

      6.    Capacity and Duties.

            You shall devote your full working time, energy, skill and best efforts to the performance of your duties set forth in the Letter Agreement, in a manner which will faithfully and diligently further the business and interests of TNL and its subsidiaries, and shall not be employed by, or participate or engage in, or be a part of in any manner, the management or operation of any other business enterprise without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion.

      7.    Confidentiality.

            You acknowledge a duty of confidentiality owed to TNL and shall not, at any time during or after your employment by TNL, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of TNL or any of its subsidiaries obtained or acquired while so employed. All computer software, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of TNL, are acknowledged to be the property of TNL and shall not be duplicated, removed from TNL's possession, or made use of other than in pursuit of TNL's business; and, upon termination of employment for any reason, you shall promptly deliver to TNL, without further demand, all copies thereof which are then in your possession or control.

      8.    Inventions and Improvements.

            During the term of your employment, you shall promptly communicate to TNL all ideas, discoveries and inventions which are or may be useful to TNL or its business. You acknowledge that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by you and every item of knowledge relating to TNL's business interests (including potential business interests) gained by you during your employment are the property of TNL, and you irrevocably assign all such ideas, discoveries, inventions, improvements, and knowledge to TNL for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by you alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to TNL's business interests (including potential business interests), and whether or not within the specific realm of your duties. It shall be conclusively presumed that ideas, inventions, and improvements relating to TNL's business interests or potential business interests conceived during the six month period following termination of employment are, for the purposes of this Agreement, conceived prior to termination of employment. You shall, upon request of TNL, at any time during or after your employment with TNL, sign all instruments and documents requested by TNL and otherwise cooperate with TNL to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

      9.    Noncompetition.

            During the term of your employment and for two (2) years after any termination of employment, you shall not directly or indirectly:

                  (i) engage, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment which at any time during the term of such employment or the immediately preceding twelve month period has been manufactured, sold or distributed by TNL or any subsidiary or any product or equipment which TNL or any subsidiary was developing during such period for future manufacture, sale or distribution;

                  (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged;

                  (iii) seek in competition  with the business of TNL to procure orders from or do business with any customer of TNL;

                  (iv) solicit, or contact with a view to the engagement or employment by, any person or entity of any person who is an employee of TNL;

                  (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of TNL) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to TNL; or

                  engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of TNL or any of its affiliates to take any action which might be disadvantageous to TNL or any of its affiliates; except that nothing in this Agreement shall prohibit you from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of your covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which you are in violation of the provisions contained in this Agreement.

      10.   Certain Change in Control Payment Timing Issues.

            If a Change in Control occurs and you are entitled to payment pursuant to Section 8 of the Letter Agreement for that reason, then (a) if the Change in Control event is one which is described in Sec. 409A, all benefits due you shall be paid to you immediately upon the Change in Control and (b) if the Change in Control event is not one which is described in Sec. 409A, the benefits due to you shall be paid on the date which is six months after the termination of your employment.

      11.   Injunctive and Other Relief.

            A. You acknowledge that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by you of such covenants, and accordingly expressly agree that, in addition to any other remedies which TNL may have, TNL shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by you. Nothing contained in this Agreement shall prevent or delay TNL from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by you of any of your obligations under this Agreement.

            B. Notwithstanding the equitable relief available to TNL, you, in the event of a breach of your covenants contained in Sections 7, 8 and 9 of this Agreement, understand that the uncertainties and delays inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to TNL until and unless TNL can obtain such equitable relief. Therefore, in addition to such equitable relief, TNL shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by you as a result of said breach and all costs and attorneys' fees incurred by TNL in enforcing this Agreement. If you should use or reveal to any other person or entity any confidential information, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by you or any such other person or entity.

      12.   Miscellaneous Provisions

            A. Neither you nor TNL will assign the Letter Agreement without the prior written consent of the other. The Letter Agreement will bind any successors to TNL by merger or stock purchase.

            B.    Notices shall be as set forth in the Related Agreements.

            C. The Related Agreements are the entire agreement between us regarding the subject matter to which it relates and supersede all prior agreements and understandings, oral or written. They cannot be amended, changed or modified except in a writing signed by both parties.

            D. The Letter Agreement will be governed and construed in accordance with Pennsylvania law.


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            E.    The invalidity or unenforceability of any particular provision or part of any provision of the Letter Agreement shall not affect the other provisions or parts of the Letter Agreement. If any provision of the Letter Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be interpreted to provide protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained in this Agreement, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.


If the foregoing meets with your approval, please sign where indicated below and return a signed copy to me.


                                        Sincerely,

                                        TECHNITROL, INC.


                                        /s/ David W. Lacey
                                        --------------------------------------
                                        David W. Lacey
                                        Vice President, Human Resources


                                        ACCEPTED AND AGREED


Witness:

/s/ David W. Lacey                      /s/ James M. Papada, III
------------------------------          --------------------------------------
David W. Lacey                          James M. Papada, III